EXHIBIT No. 99

News Release

Media Line: 410 470-7433
www.constellation.com

Constellation Energy Generation Group	Constellation NewEnergy
Constellation Energy Commodities Group	Baltimore Gas and Electric Company
Constellation Energy Control & Dispatch Group	BGE HOME
Constellation Energy Projects & Services Group	Fellon-McCord & Associates

Media Contacts:	Robert L. Gould
Debra Beck
410 470-7433

Investor Contact:	Kevin Hadlock
410 783-3647

Constellation Energy Reports Strong Fourth Quarter
and Full-Year 2006 Results

                    Reaffirms guidance for 2007 at $4.30 to $4.65 per share and for 2008 at $5.25 to $5.75 per share

                    Raises quarterly dividend 15 percent

                    Merchant operations deliver record earnings; BGE earnings down

BALTIMORE, Jan. 31, 2007 — Constellation Energy (NYSE: CEG) today reported adjusted earnings of $3.61 per share, up 25 percent from $2.89 per share earned in 2005. These results exceeded the top end of management’s revised guidance range of $3.30 to $3.45 per share. Adjusted earnings exclude the impact of special items, discontinued operations, certain economic, non-qualifying hedges and synfuel earnings. On a GAAP basis, the company earned $5.16 per share in 2006, up 49 percent from $3.47 per share earned in 2005.

For the fourth quarter of 2006, adjusted earnings of $1.08 per share were up 24 percent from 87 cents per share earned in the same period last year. Reported GAAP earnings of $2.22 per share in the fourth quarter of 2006 compare to $1.09 per share in the fourth quarter of 2005.

The company reaffirmed earnings guidance for 2007 at $4.30 to $4.65 per share and for 2008 at $5.25 to $5.75 per share. The company also expects 2009 earnings growth of 10 percent over 2008 earnings.

“2006 has the distinction of being one of our company’s most challenging — and successful — years,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy.  “We maintained exceptional focus and execution amid a great deal of distraction and turmoil, and continued our streak of delivering outstanding financial results. I am very proud of this management team and all of our employees for their accomplishments. Our success in delivering superior earnings also translated into significant total return for shareholders.  Considering both stock price appreciation and dividends, we drove total shareholder return of nearly 23 percent in 2006, following the 35 percent total shareholder return realized in 2005.  In 2007, we will deliver a 15 percent higher dividend and are poised to continue strong earnings growth.”

The following tables summarize adjusted earnings per share (EPS) and earnings per share reported in accordance with GAAP for the company’s business segments and provide a reconciliation to total company reported earnings:

	Three Months Ended December 31,
	2006			2005
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS PER COMMON SHARE
Baltimore Gas and Electric	$0.19	$0.18	(1)	$0.22	$0.25	(3)
Merchant Energy	1.25	0.88	(2)	0.72	0.62	(4)
Other Nonregulated	0.02	0.02		—	—
Diluted Earnings Per Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles	1.46	1.08		0.94	0.87

Income from Discontinued Operations Assuming Dilution	0.76	—		0.19	—
Cumulative Effects of Changes in Accounting Principles	—	—		(0.04)	—
Diluted Earnings Per Share	$2.22	$1.08		$1.09	$0.87

* Unaudited.

Prior period amounts reclassified to conform with current period’s presentation.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1)             Subtraction for tax benefit recognized on merger-related costs of $0.01 per share.

(2)             Subtraction of gain on sale of gas-fired plants of $0.26 per share, subtraction of mark-to-market gains on certain non-qualifying hedges of $0.07 per share, subtraction of earnings from our synthetic fuel processing facilities of $0.04 per share, and subtraction for tax benefit recognized on merger-related costs of $0.01 per share.  Addition for workforce reduction costs of $0.01 per share.

(3)             Addition for merger-related costs of $0.03 per share.

(4)             Subtraction of earnings from our synthetic fuel processing facilities of $0.10 per share and subtraction of mark-to-market gains on certain non-qualifying hedges of $0.06 per share.  Addition for merger-related costs of $0.06 per share.

	Year Ended December 31,
	2006			2005
	Reported			Reported
	GAAP EPS*	Adjusted EPS		GAAP EPS*	Adjusted EPS
EARNINGS PER COMMON SHARE
Baltimore Gas and Electric	$0.86	$0.87	(1)	$0.98	$1.01	(3)
Merchant Energy	3.20	2.68	(2)	1.99	1.87	(4)
Other Nonregulated	0.06	0.06		0.01	0.01
Diluted Earnings Per Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles	4.12	3.61		2.98	2.89

Income from Discontinued Operations Assuming Dilution	1.04	—		0.53	—
Cumulative Effects of Changes in Accounting Principles	—	—		(0.04)	—
Diluted Earnings Per Share	$5.16	$3.61		$3.47	$2.89

* Unaudited.

Prior period amounts reclassified to conform with current period’s presentation.

GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1)             Addition of merger-related costs of $0.01 per share.

(2)             Subtraction of gain on sale of gas-fired plants of $0.26 per share, subtraction of mark-to-market gains on certain non-qualifying hedges of $0.21 per share and subtraction of earnings from our synthetic fuel processing facilities of $0.16 per share.  Addition for workforce reduction costs of $0.09 per share and addition for merger-related costs of $0.02 per share.

(3)             Addition for merger-related costs of $0.03 per share.

(4)             Subtraction of earnings from our synthetic fuel processing facilities of $0.33 per share.  Addition of mark-to-market losses on certain non-qualifying hedges of $0.14 per share, addition for merger-related costs of $0.06 per share and addition for workforce reduction costs of $0.01 per share.

Baltimore Gas and Electric

Baltimore Gas and Electric Company (BGE) reported adjusted earnings of 18 cents per share in the fourth quarter of 2006, compared to management’s guidance range of 19 cents to 25 cents per share, and down 7 cents per share, or 28 percent, compared to adjusted earnings from the fourth quarter of 2005. BGE performance in the fourth quarter of 2006 versus the same period last year was driven by mild weather and inflationary and other cost increases partially offset by benefits of the 2005 gas rate case which took effect in December 2005.

For the full year of 2006, BGE’s adjusted EPS was 87 cents, down 14 cents, compared to $1.01 per share in 2005. The decline in year-over-year results was primarily driven by mild weather and higher operating expenses. The decrease was partially offset by higher gas revenues.

“2006 was a challenging year for the utility and its customers,” said Shattuck. “Moving forward, we are focused on several priorities: continue to invest in reliability; restore the utility’s credit rating to its historically strong levels; assure an adequate rate of return for BGE; and transition BGE’s residential customers to market-based rates. To that end, the company has filed with the Maryland Public Service Commission a plan that enables BGE customers, at their option, to transition directly to market rates on June 1, 2007, or delay the move to full market rates until Jan. 1, 2008. The utility also plans to continue investing in its infrastructure in 2007 to improve reliability and introduce new technology to assist customers in managing their energy costs.”

Merchant

On an adjusted basis, the merchant segment earned 88 cents per share during the fourth quarter of 2006, exceeding the high end of our guidance range of 55 cents to 70 cents per share.  Compared to last year’s fourth quarter adjusted EPS of 62 cents, merchant earnings were up 26 cents per share, or 42 percent.

Compared to fourth quarter 2005 results, the merchant segment benefited from higher new business and higher backlog realization in wholesale competitive supply, higher realized unit margins and lower costs to serve load at Constellation NewEnergy and the return of the Mid-Atlantic Fleet to profitability as below-market hedges end. These positives were partially offset by the end of the competitive transition charge collections in Maryland, the timing effect of the Ginna refueling outage in the fourth quarter of 2006 versus the second quarter of 2005 and inflationary cost increases.

For the full year of 2006, adjusted EPS at the merchant segment was $2.68 per share, representing growth of 81 cents per share, or 43 percent, over 2005. Earnings benefited from growth in wholesale competitive supply, both in new business originated during the year and backlog realized. Constellation NewEnergy performance improved due to higher unit margins and lower costs to serve load.  The generation fleet was down for the year due to the end of competitive transition charge collections, longer planned outages, primarily due to a longer planned outage at Calvert Cliffs, and inflationary cost increases partially offset by productivity gains.

“Our record of consistent growth in the wholesale and retail sectors, for both power and gas, illustrates that we enjoy meaningful competitive advantages in terms of scale and talent,” Shattuck said. “This year we’re in a position to leverage this scale and market expertise by realigning our merchant platform, which will drive Constellation Energy’s long-term growth and profitability. The realignment of all our merchant businesses allows us to leverage our world-class capabilities in risk management and portfolio management across our industry-leading platform.”

Other Non-Regulated

Constellation Energy’s other non-regulated businesses reported adjusted earnings of 2 cents per share for the fourth quarter of 2006, compared to breakeven adjusted earnings per share for the fourth quarter of 2005. For the full year of 2006, the other non-regulated businesses reported adjusted EPS of 6 cents per share, compared to 1 cent per share in 2005.

Dividend Declarations

Constellation Energy’s board of directors declared a quarterly dividend of 43.5 cents per share on the company’s common stock, equivalent to $1.74 per share annually. This dividend declaration represents a 15 percent increase over the previous quarterly dividend rate in recognition of the company’s strong performance in 2006 and future growth prospects. Prior to this increase, Constellation Energy paid quarterly dividends on its common stock at the rate of

37.75 cents per share, equivalent to the annual rate of $1.51 per share. The dividend is payable April 2, 2007, to shareholders of record at the close of business on March 12, 2007.

BGE also declared quarterly dividends at the specified rates for all its outstanding preferred stock, payable April 2, 2007, to shareholders of record at the close of business on March 12, 2007.

Financial Statements

The December 2006 Quarterly and Annual Financial Statements are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to its reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations, special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations, the impact of certain economic, non-qualifying hedges and synfuel earnings. The mark-to-market impact of these hedges is significant to reported results, but economically neutral to the company in that offsetting gains or losses on underlying accrual positions will be recognized in the future. Synfuel earnings are excluded due to the potential for oil-price volatility to result in a difficult-to-forecast phase-out of tax credits.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of items such as workforce reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that these non-GAAP measures involve judgments by management (in particular, judgments as to what is classified as a special item or an economic, non-qualifying hedge to be excluded from adjusted earnings). These non-GAAP measures are also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items, economic, non-qualifying hedges and synfuel results due to the difficulty of doing so. The impact of special items, economic, non-qualifying hedges and synfuel results could be material to our operating results computed in accordance with GAAP.  We note that such information is not in accordance with GAAP and should not be viewed as an alternative to GAAP information.

SEC Filings

The company plans to file its 2006 Form 10-K on or about Feb. 27, 2007.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call Jan. 31, 2007

Constellation Energy will host a conference call at 8:00 a.m. (ET) on Jan. 31, 2007, to review its fourth quarter and full-year 2006 financial results and discuss its business outlook for 2007 and beyond.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 455-2894 shortly before 8:00 a.m. The international phone number is (773) 681-5899. The conference password is ENERGY.

A replay will be available approximately one hour after the end of the call by dialing (800) 234-7802 or (402) 220-9690 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s Web site (www.constellation.com). The call will also be recorded and archived on the site.

Constellation Energy (www.constellation.com), a FORTUNE 200 company with 2006 revenues of $19.2 billion, is the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of 78 generating units located throughout the United States, totaling approximately 8,700 megawatts of generating capacity. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland.

Addendum — Amounts Excluded from Adjusted EPS

	Year Ended December 31, 2006			Q406

	Income / (Expense)		Earnings (Loss)	Earnings (Loss)
	Pre-tax	After-tax	Impact	Impact
	(In millions)		(Per Share)	(Per Share)
Income from Discontinued Operations
High Desert	$294.1	$186.9	$1.03	$0.76
Other nonregulated international investments	1.4	0.9	0.01	—
Total Income from Discontinued Operations	$295.5	$187.8	$1.04	$0.76

Gain on Sale of Gas-fired Plants (excluding High Desert)	$73.8	$47.1	$0.26	$0.26

Gains on Nonqualifying Hedges	$64.3	$39.2	$0.21	$0.07

Synfuel Earnings	N/A	$29.8	$0.16	$0.04

Other Special Items
Workforce reduction costs	$(28.2)	$(17.0)	$(0.09)	$(0.01)
Merger-related costs	(18.3)	(5.7)	(0.03)	0.02
Total Other Special Items	$(46.5)	$(22.7)	$(0.12)	$0.01

Total excluded to arrive at Adjusted EPS	$387.1	$281.2	$1.55	$1.14

Income from Discontinued Operations — after-tax gain of $187.8 million, or $1.04 per share

In December 2006, we completed the sale of six gas-fired plants, including the High Desert facility, for $1.6 billion and recognized a pre-tax gain on the sale of $259.0 million on all six plants. High Desert was the only facility that met the requirements to be classified as a discontinued operation under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, because it was determined to be a component of the company that had separately identifiable cash flows.  As a result, we were required to classify the 2006 results of operations ($70.2 million after-tax, or $0.39 per share) and the gain on sale ($116.7 million after-tax, or $0.64 per share) related to High Desert in Income from Discontinued Operations.

Additionally, in the fourth quarter of 2005, we completed the sale of our interest in a Panamanian electric distribution company and an investment in a fund that holds interests in two South American energy projects. During the first quarter of 2006, we recognized an after-tax gain of $0.9 million from the resolution of an outstanding contingency related to the sale.

Gain on Sale of Gas-fired Plants (excluding High Desert) — after-tax gain of $47.1 million, or $0.26 per share

The gas-fired plants that were sold, excluding High Desert, were managed within our merchant business on a portfolio basis because they had aggregated risks, were managed and hedged as a group, and generated joint cash flows. These gas-fired plants do not meet the requirements to be classified as discontinued operations. The results of operations for these gas-fired plants remain classified in income from continuing operations, as well as the $47.1 million after-tax gain on sale.

Gains on Non-qualifying Hedges — after-tax gain of $39.2 million, or $0.21 per share

During 2006, we recognized a $39.2 million after-tax gain related to certain non-qualifying hedges of gas transportation rights and gas storage contracts, which are economic hedges that do not meet the criteria or are not designated for cash-flow hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and thus are required to be marked-to-market. This mark-to-market gain is essentially a timing difference that is expected to be offset as we realize the related accrual contracts in cash in future periods.

Synfuel Earnings — after-tax income of $29.8 million, or $0.16 per share

Due to the potential for oil-price volatility to result in a difficult-to-forecast phase-out of tax credits at our facilities that produce synfuel, we have removed the $29.8 million of income generated during 2006 from our results.

Other Special Items:

Workforce Reduction Costs — after-tax charge of $(17.0) million, or $(0.09) per share

During 2006, we initiated several restructurings of the workforce at our nuclear facilities. In connection with these restructurings, we recorded an after-tax charge of $(12.2) million related to severance and other employee benefits. In addition, as a result of this reduction in force, we recorded a $(4.8) million after-tax settlement charge for one of our qualified pension plans under SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. This charge reflects recognition of the portion of deferred actuarial gains and losses associated with Nine Mile Point employees who were terminated as part of the restructuring or retired in 2006 and who elected to receive their pension benefit in the form of a lump-sum payment. In accordance with SFAS No. 88, a settlement charge must be recognized when lump-sum payments exceed annual pension plan service and interest cost.

Merger Costs — after-tax charge of $(5.7) million, or $(0.03) per share

During 2006, we recorded a $(5.7) million after-tax charge relating to costs associated with our proposed merger with FPL Group, Inc, which was terminated in October 2006.

# # #

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$3,911.7	$4,321.5	$16,218.7	$13,970.1
Regulated electric revenues	463.3	453.1	2,115.9	2,036.5
Regulated gas revenues	218.2	343.2	890.0	961.7
Total revenues	4,593.2	5,117.8	19,224.6	16,968.3

Expenses
Fuel and purchased energy expenses	3,454.9	4,026.8	14,870.4	13,239.6
Operating expenses	568.2	575.3	2,165.8	1,900.7
Workforce reduction costs	4.4	0.5	28.2	4.4
Merger-related costs	5.8	17.0	18.3	17.0
Depreciation, depletion, and amortization	124.0	130.1	523.9	523.0
Accretion of asset retirement obligations	17.4	15.9	67.6	62.0
Taxes other than income taxes	72.0	71.9	290.7	277.1
Total expenses	4,246.7	4,837.5	17,964.9	16,023.8
Gain on Sale of Gas-Fired Plants	73.8	—	73.8	—
Income from Operations	420.3	280.3	1,333.5	944.5
Gain on Initial Public Offering of CEP LLC	28.7	—	28.7	—
Other Income	27.4	20.6	66.1	65.5
Fixed Charges
Interest expense	89.8	76.7	329.2	306.9
Interest capitalized and allowance for borrowed funds used during construction	(3.7)	(2.3)	(13.7)	(9.9)
BGE preference stock dividends	3.3	3.3	13.2	13.2
Total fixed charges	89.4	77.7	328.7	310.2
Income from Continuing Operations Before Income Taxes	387.0	223.2	1,099.6	699.8
Income Tax Expense	120.4	54.7	351.0	163.9
Income from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles	266.6	168.5	748.6	535.9
Income from discontinued operations, net of income taxes of $79.8, $20.1, $107.7 and $61.6, respectively	138.4	33.9	187.8	94.4
Cumulative effects of changes in accounting principles, net of income taxes of ($4.7)	—	(7.2)	—	(7.2)
Net Income	$405.0	$195.2	$936.4	$623.1
Earnings Applicable to Common Stock	$405.0	$195.2	$936.4	$623.1

Average Shares of Common Stock Outstanding - Basic	180.2	177.4	179.4	177.5
Average Shares of Common Stock Outstanding - Diluted	182.7	179.9	181.4	179.7

Earnings Per Common Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles - Basic	$1.48	$0.95	$4.17	$3.02
Income from discontinued operations - Basic	0.77	0.19	1.05	0.53
Cumulative effects of changes in accounting principles - Basic	—	(0.04)	—	(0.04)
Earnings Per Common Share - Basic	$2.25	$1.10	$5.22	$3.51

Earnings Per Common Share from Continuing Operations and Before Cumulative Effects of Changes in Accounting Principles - Diluted	$1.46	$0.94	$4.12	$2.98
Income from discontinued operations - Diluted	0.76	0.19	1.04	0.53
Cumulative effects of changes in accounting principles - Diluted	—	(0.04)	—	(0.04)
Earnings Per Common Share - Diluted	$2.22	$1.09	$5.16	$3.47

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2006	2005
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,289.1	$813.0
Accounts receivable (net of allowance for uncollectibles of $48.9 and $47.4, respectively)	3,188.0	2,727.9
Fuel stocks	599.5	489.5
Materials and supplies	200.2	197.0
Mark-to-market energy assets	1,294.8	1,339.2
Risk management assets	261.7	1,244.3
Unamortized energy contract assets	35.2	55.6
Deferred income taxes	674.3	—
Other	497.0	555.3
Total current assets	9,039.8	7,421.8
Investments And Other Assets
Nuclear decommissioning trust funds	1,240.1	1,110.7
Investments in qualifying facilities and power projects	308.6	306.2
Regulatory assets (net)	389.0	154.3
Goodwill	157.6	147.1
Mark-to-market energy assets	623.4	1,089.3
Risk management assets	325.7	626.0
Unamortized energy contract assets	123.6	141.2
Other	311.4	410.6
Total investments and other assets	3,479.4	3,985.4
Property, Plant And Equipment
Nonregulated property, plant and equipment	7,587.6	8,580.8
Regulated property, plant and equipment	5,752.9	5,520.5
Nuclear fuel (net of amortization)	339.9	302.0
Accumulated depreciation	(4,458.3)	(4,336.6)
Net property, plant and equipment	9,222.1	10,066.7
Total Assets	$21,741.3	$21,473.9

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$—	$0.7
Current portion of long-term debt	878.8	491.3
Accounts payable and accrued liabilities	2,076.9	1,667.9
Customer deposits and collateral	347.2	458.9
Mark-to-market energy liabilities	1,071.7	1,348.7
Risk management liabilities	1,340.0	483.5
Unamortized energy contract liabilities	378.3	489.5
Deferred income taxes	—	151.4
Accrued expenses and other	969.5	780.4
Total current liabilities	7,062.4	5,872.3
Deferred Credits And Other Liabilities
Deferred income taxes	1,435.8	1,180.8
Asset retirement obligations	974.8	908.0
Mark-to-market energy liabilities	392.4	912.3
Risk management liabilities	707.3	1,035.5
Unamortized energy contract liabilities	958.0	1,118.7
Defined benefit obligations	928.3	784.0
Deferred investment tax credits	57.2	64.1
Other	109.0	101.0
Total deferred credits and other liabilities	5,562.8	6,104.4
Long-Term Debt
Long-term debt of nonregulated businesses	3,390.3	3,406.6
Long-term debt of BGE	1,459.0	1,204.3
6.20% deferrable interest subordinated debentures due October 15, 2043 to BGE wholly owned BGE Capital Trust II relating to trust preferred securities	257.7	257.7
Unamortized discount and premium	(5.9)	(8.0)
Current portion of long-term debt	(878.8)	(491.3)
Total long-term debt	4,222.3	4,369.3
Minority Interests	94.5	22.4
BGE Preference Stock Not Subject To Mandatory Redemption	190.0	190.0
Common Shareholders’ Equity
Common stock	2,738.6	2,620.8
Retained earnings	3,474.3	2,810.2
Accumulated other comprehensive loss	(1,603.6)	(515.5)
Total common shareholders’ equity	4,609.3	4,915.5
Total Liabilities And Equity	$21,741.3	$21,473.9

Constellation Energy Group and Subsidiaries

Merchant Energy Operating Statistics (Unaudited)

	Year Ended December 31,
				Hydro &
	Nuclear	Coal	Oil	Gas	Other	Total
Generation by Fuel Type (%)
2006	51.9	29.5	0.3	16.4	1.9	100.0
2005	52.2	30.1	1.3	14.6	1.8	100.0

Thousands of MWH
2006	30,695	17,449	189	9,703	1,090	59,126
2005	31,426	18,125	770	8,853	1,080	60,254

Utility Operating Statistics (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
ELECTRIC
Revenues (In Millions)
Residential	$246.7	$234.2	$1,092.1	$1,066.6
Commercial
Excluding Delivery Service Only	131.2	161.9	733.4	722.1
Delivery Service Only	49.7	24.2	149.4	107.5
Industrial
Excluding Delivery Service Only	7.4	11.9	46.8	52.8
Delivery Service Only	6.8	6.6	26.2	28.0
System Sales	441.8	438.8	2,047.9	1,977.0
Other	21.5	14.3	68.0	59.5
Total	$463.3	$453.1	$2,115.9	$2,036.5

Distribution Volumes (In Thousands) - MWH
Residential	2,921	3,220	12,886	13,762
Commercial
Excluding Delivery Service Only	1,037	1,864	6,325	7,847
Delivery Service Only	2,730	1,859	9,392	7,967
Industrial
Excluding Delivery Service Only	71	149	467	614
Delivery Service Only	727	752	2,988	3,122
Total	7,486	7,844	32,058	33,312
GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$129.2	$214.1	$490.2	$558.5
Delivery Service Only	5.6	6.5	20.6	23.2
Commercial
Excluding Delivery Service Only	36.1	65.7	148.9	174.4
Delivery Service Only	10.6	9.6	35.9	31.9
Industrial
Excluding Delivery Service Only	1.7	4.0	7.5	10.5
Delivery Service Only	4.4	3.7	19.3	12.4
System Sales	187.6	303.6	722.4	810.9
Off-System Sales	32.1	40.6	168.6	154.7
Other	1.4	1.7	8.5	7.2
Total	$221.1	$345.9	$899.5	$972.8

Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	10,177	12,053	33,019	39,107
Delivery Service Only	1,175	1,602	3,948	5,423
Commercial
Excluding Delivery Service Only	3,338	4,143	11,683	14,133
Delivery Service Only	6,784	6,792	25,695	28,993
Industrial
Excluding Delivery Service Only	165	290	604	921
Delivery Service Only	4,862	5,430	20,325	19,357
System Sales	26,501	30,310	95,274	107,934
Off-System Sales	3,975	2,708	19,738	17,209
Total	30,476	33,018	115,012	125,143

Utility operating statistics do not reflect the elimination of intercompany transactions

Heating/Cooling Degree Days (Calendar-Month Basis)
Heating Degree Days— Actual	1,504	1,751	4,146	4,880
— Normal	1,698	1,698	4,759	4,752
Cooling Degree Days— Actual	20	30	865	925
— Normal	24	25	845	847

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Year Ended December 31,
	2006	2005

Ratio of Earnings to Fixed Charges	4.05	3.04

Effective Tax Rate	31.5%	23.0%

Equity Investment In Nonregulated Businesses — End of Period	$2,982.7	$3,320.5

Equity Investment In Regulated Business — End of Period	$1,626.6	$1,595.0

Prior-year statistics have been adjusted for discontinued operations.

Common Stock Data

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Common Stock Dividends - Per Share
—Declared	$0.3775	$0.3350	$1.5100	$1.3400
—Paid	$0.3775	$0.3350	$1.4675	$1.2900

Market Value Per Share
—High	$70.20	$62.60	$70.20	$62.60
—Low	$59.00	$50.40	$50.55	$43.01
—Close	$68.87	$57.60	$68.87	$57.60

Shares Outstanding—End of Period (In Millions)	180.5	178.3	180.5	178.3

Book Value per Share—End of Period	$25.54	$27.57	$25.54	$27.57